                                                                    EXHIBIT 10.1

                               FIRST AMENDMENT TO
                              EMPLOYMENT AGREEMENT

     This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment") is made as of July 26, 1997 between Merisel, Inc., a Delaware corporation (the "Company" or "Merisel"), Merisel Americas, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("Americas"), and James E. Illson ("Executive").

                                   BACKGROUND

     WHEREAS, the Company and Executive entered into an Employment Agreement dated as of August 19, 1996 (the "Agreement") pursuant to which the terms and conditions governing the Executive's employment by the Company as Chief Financial Officer and Senior Vice President were set forth; and

     WHEREAS, the Company and Executive desire to modify the terms of the Agreement as set forth herein; and

     WHEREAS, Executive is also serving as Chief Financial Officer of Americas, through which substantially all of the Company's U.S. operations are conducted, and Americas desires to recognize the services performed by Executive and to retain Executive in such position;

     NOW, THEREFORE, the Company, Americas and Executive hereby agree to amend the Agreement as set forth below.


                                   AGREEMENT

     1. Section 4.3 shall be amended by adding the following sentence at the end thereof:

          "The bonus described above shall also be payable upon a Sale of the Company (as defined below), provided that such bonus shall not be payable more than one time."

     2. Section 5.2(c) of the Agreement is hereby amended to read in its entirety as follows:

          "(c) The Company will recommend to the Company's Option Committee for such Option Committee to cause all remaining unvested options to purchase the Common Stock of the Company previously granted to Executive to vest upon the date of such Covered Termination."

     3. Section 5.5(a) of the Agreement is hereby amended to read in its entirety as follows:

          "5.5 Definitions. (a) An "Americas Change of Control" shall have
               -----------
     occurred if (i) any person, corporation, partnership, trust, association, enterprise or group, other than the Company, shall become the beneficial owner, directly or indirectly, of outstanding capital stock of Americas possessing at least 50% of the voting power (for the election of directors) of the outstanding capital stock of Americas, or (ii) there shall be a sale of all or substantially all of Americas' assets or Americas shall merge or consolidate with another corporation and the stockholders of Americas immediately prior to such transaction do not own, immediately after such transaction, stock of the purchasing or surviving corporation in the transaction (or of the parent corporation of the purchasing or surviving corporation) possessing more than 50% of the voting power (for the election of directors) of the outstanding capital stock of that corporation, which ownership shall be measured without regard to any stock of the purchasing, surviving or parent corporation owned by the stock holders of Americas before the transaction. A "Company Change of Control" shall have occurred if (i) any person, corporation, partnership, trust, association, enterprise or group shall become the beneficial owner, directly or indirectly, of outstanding capital stock of the Company possessing at least 50% of the voting power (for the election of directors) of the outstanding capital stock of the Company, or (ii) there shall be a sale of all or substantially all of the Company's assets or the Company shall merge or consolidate with another corporation and the stockholders of the Company immediately prior to such transaction do not own, immediately after such transaction, stock of the purchasing or surviving corporation in the transaction (or of the parent corporation of the purchasing or surviving corporation) possessing more than 50% of the voting power (for the election of directors) of the outstanding capital stock of that corporation, which ownership shall be measured without regard to any stock of the purchasing, surviving or parent corporation owned by the stockholders of the Company before the transaction, or (iii) within one year following a transaction in which the holders of the Company's 12.5% Senior Notes due 2004 (the "Senior Notes") exchange all or a substantial portion of the Senior Notes for Common Stock of the Company, Dwight A. Steffensen is terminated by the Company's Board of Directors as Chief Executive Officer of the Company or the Company breaches its employment agreement with Mr. Steffensen in any material respect. A "Sale" of the Company shall be the first to occur of a Company Change of Control or an Americas Change of Control. It is expressly understood that, for purposes of this Section 1(c), the holders of indebtedness of the Company or its subsidiaries shall not be deemed to constitute a "group" solely by virtue of their roles as debtholders or by exercising their rights with respect thereto.

     4.   The following shall be added to the Agreement as Section 5.6.

          "5.6  Obligations of the Company and Americas.  The Company and
                ---------------------------------------
          Americas shall be jointly and severally liable for all obligations to the Executive hereunder."


     5. Section 7.1 of the Agreement is hereby amended to read in its entirety as follows:

          "7.1 Executive agrees that during the Employment Term and, if Executive is entitled to payments pursuant to Section 5.3, during the 180 day period following Executive's receipt of payment under Section 5.3(a), Executive will not directly or indirectly (a) own or control any debt, equity, or other interest in (except as a passive investor of less than 5% of the capital stock or publicly traded notes or debentures of a publicly held company); or (b) act as director, officer, manager, employee, participant or consultant to; or (c) be obligated to or connected in any advisory business enterprise or ownership capacity with, any of Tech Data Corp., Ingram Micro, Inc., Computer 2000 AG (C2000), Arrow Electronics, Inc., Intelligent Electronics, Inc., MicroAge, Inc., Inacom Corp., Compucom, Entex Information Services, Inc., SYNNEX Technologies, Inc., ComputerLand Corporation or Vanstar Corp. or with any subsidiary, division or successor of any of them or with any entity that acquires, whether by acquisition, merger or otherwise, any significant amount of the assets or substantial part of any of the business of any of them or any other wholesale distributor of micro computer products or otherwise engage or participate in any business that is in competition in any manner whatsoever with the business of the Company."


     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this First Amendment to Employment Agreement, as of the day and year first written above.

MERISEL, INC.                                 JAMES E. ILLSON

By: /s/ DWIGHT A. STEFFENSEN                  /s/ JAMES E. ILLSON
    ------------------------------            -------------------------
    Name:  Dwight A. Steffensen
    Title: Chief Executive Officer

MERISEL AMERICAS, INC.

By: /s/ DWIGHT A. STEFFENSEN
    ------------------------------
    Name:  Dwight A. Steffensen
    Title: Chief Executive Officer